Exhibit 10.2

July 13, 2015

Mr. Heath R. Fear
235 Grand Boulevard
Park Ridge, IL 60068

Dear Heath,

Retail Properties of America, Inc. (“RPAI”) is pleased to make an offer of employment to you for the role of Chief Financial Officer and Treasurer. You will report to Steven P. Grimes, President and Chief Executive Officer. This offer is contingent upon successful completion of your pre-employment screening, professional references and drug testing. We anticipate that your first day of employment will be on or about August 17, 2015.

Your employment will be at-will, which, among other things, means that you may resign at any time and RPAI may terminate your employment with or without cause for any reason at any time. This information is articulated in further detail in our Employee Handbook, which contains certain policies and procedures which apply to your employment and which are subject to change at any time with or without notice.

The agreed upon initial annual salary will be $440,000.00, paid bi-weekly at a rate of $16,923.00. You will be considered a regular, full-time, exempt employee for the purposes of the Department of Labor’s regulations addressing overtime pay.

In addition to your base salary, you will initially be eligible for an annual, cash, short-term incentive (“STI) equal to $410,000 based 60% on the achievement of company goals and 40% on the achievement of your personal goals. Under RPAI’s current compensation program, the STI has a payout ratio ranging from 50% to 200% on an interpolated basis assuming at least a minimum level of performance is achieved relative to company goals, however, your initial year STI will not be pro-rated and will be payable at Target (100%) should you remain employed by RPAI at the time of payment, approximately February 26, 2016. In addition to your STI, you will also initially be eligible to participate in RPAI’s Long-Term Incentive Program (“LTIP”). Your LTIP target will be $460,000 issued in the form of restricted stock and restricted stock units, 25% of which are time-based in the form of restricted stock and 75% of which are performance-based in the form of restricted stock units determined by RPAI’s total return relative to its peer group measured on December 31, 2017. The performance-based LTIP has a payout ratio ranging from 50% to 200% assuming at least a minimum level of performance, as currently defined, is achieved of RPAI’s total return relative to its peers for the aforementioned period.

■ Retail Properties of America, Inc.
T: 855.247.RPAI
www.rpai.com    2021 Spring Road, Suite 200
Oak Brook, IL 60523

RPAI agrees to issue to you a sign-on bonus of $500,000 to be issued in the form of restricted stock. The restricted stock will be valued based on the closing price of RPAI’s common stock on the trading day immediately preceding the grant date (the day after the later of employment date or the expiration of the black out period), subject to a three year vesting schedule by which one-third of the awards will vest each year for the next three years from the grant date.

You will also be entitled to a benefits package as part of your total compensation package. RPAI benefits include:

•	Medical, dental and vision insurance, effective the first of the month following 60 days of employment;

•	Reimbursement of costs of annual executive physical at Northwestern Executive Health;

•
Company paid life insurance (equal to one times your annual base salary not to exceed $400,000), short-term and long-term disability benefits to be effective the first of the month following 60 days of employment;

•	Auto enrollment in the RPAI 401(k) plan on the first of the month following date of hire and immediate participation in company matching under the plan;

•
You will be eligible for 30 paid time off (“PTO”) days each calendar year. You will receive a prorated amount for calendar year 2015. PTO days will accrue on a monthly basis at a rate of 20 hours/month.

Upon employment, all new hire paperwork for the onboarding process will be completed electronically. Please be prepared to provide documentation establishing your identity and authorization to work in the U.S within three days of joining RPAI.

This offer of employment is valid until Friday, July 17, 2015 at 5:00 p.m. CST upon which time it will become null and void. We expect that we will announce your acceptance and appointment soon after offer acceptance and will work with you on the contents of that announcement.

By signing and returning this offer of employment, you confirm that you are not (and prior to the commencement of your employment with RPAI will not become) bound by the terms of any agreement with any current or previous employer or other party that, upon commencement of your employment with RPAI, restricts in any way your engagement in any business, employment with RPAI or the performance of your proposed duties for RPAI. Your employment with RPAI will be contingent on the lack of any such restriction and RPAI’s satisfaction, in its sole discretion that no such restriction exists.

Congratulations on your offer of employment! We look forward to having you on our team and are confident you will be successful in your new role. If you have any questions, please feel free to contact me at 630-634-4282.

Sincerely yours,
Retail Properties of America, Inc.

/s/ Lauren E. Whaley

Lauren E. Whaley
Vice President, Director of Human Resources

Signature of Acceptance:

/s/ Heath R. Fear	7/15/2015
Heath R. Fear	Date